CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

ULTIMATE ESCAPES, INC.

Pursuant to Section 151 of the
Delaware General Corporation Law

Ultimate Escapes, Inc., a Delaware corporation (the “Corporation”) hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) on October 29, 2009 pursuant to authority of the Board as required by Section 151 of the Delaware General Corporation Law (the “DGCL”):

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 20,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of Preferred Stock, which shall consist of up to 14,556,675 shares of the Preferred Stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation’s Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

TERMS OF THE PREFERRED STOCK

1.           Designation, Amount and Par Value.  The series of Preferred Stock shall be designated as the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 14,556,675 (which shall not be subject to increase as a result of a division or subdivision of shares of Series A Preferred Stock or decrease as a result of a combination or consolidation of the Series A Preferred  Stock without the consent of a majority of the holders of the Series A Preferred Stock (each a “Holder” and collectively, the “Holders”)).  Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.

2.           Voting Rights.

a.           Except to the extent otherwise expressly provided by the DGCL and this Certificate of Designation, the Series A Preferred Stock shall vote together with the common stock of the Corporation, par value $0.0001 (the “Common Stock”) as a single class, and each share of Series A Preferred Stock shall entitle the Holder thereof to one vote on all matters to be voted on by the stockholders of the Corporation.

b.           So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of a majority of the shares of Series A Preferred Stock then outstanding: (i) amend the  Certificate of Incorporation to effect a division or combination of the Common Stock unless such amendment proportionately divides or combines the Series A Preferred Stock, (ii) declare any dividend or distribution on the Common Stock (other than in connection with the liquidation, dissolution or winding-up of the Corporation) on shares of Common Stock unless a proportionate dividend or distribution is declared on the Series A Preferred Stock or (iii) effect a division or subdivision of the Series A Preferred Stock into a greater number of shares of Series A Preferred Stock or effect a combination or consolidation of the Series A Preferred Stock.

3.           Liquidation.

a.           Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, the Holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to $0.001 per share, plus any accrued but unpaid dividends thereon, if any, pari passu with the holders of Common Stock.  If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series A Preferred Stock are not paid in full, the holders of shares of Series A Preferred Stock shall share equally and ratably with the holders of Common Stock in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid dividends, if any, to which each such holder is entitled.

b.           If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to make payment in full to all Holders, then such assets shall be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled, pari passu with the holders of Common Stock.

4.           Transferability.

a.           The Series A Preferred Stock constitutes “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act of 1933, as amended (the “Act”) and may only be disposed of in compliance with U.S. federal securities laws and applicable state securities or “blue sky” laws.  Without limiting the generality of the foregoing, the Series A Preferred Stock may not be offered for sale, sold, transferred, assigned, pledged or otherwise distributed unless (A) subsequently registered thereunder, (B) Holder shall have delivered to the Corporation an opinion of counsel reasonably acceptable to the Corporation, in a form generally acceptable to the Corporation, to the effect that such Series A Preferred Stock to be offered for sale, sold, transferred, assigned, pledged or otherwise distributed may be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to an exemption from such registration, or (C) Holder provides the Corporation and its legal counsel with reasonable assurance that such Series A Preferred Stock can be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to Rule 144 promulgated under the Act;

b.           So long as is required by this Section 4, the certificates or other instruments representing the Series A Preferred Stock shall bear any legends as required by applicable state securities or “blue sky” laws, in addition to the following restrictive legend (and that a stop-transfer order shall be placed against transfer of such certificates):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

5.           Issuance and Automatic Cancellation of Shares of Series A Voting Preferred Stock.  With reference to the Amended and Restated Operating Agreement (the “Operating Agreement”) of Ultimate Escapes Holdings, LLC (“UEH”), and subject to Board approval, the Corporation shall issue one share of Series A Preferred Stock for each Unit (as defined in the Operating Agreement) issued to each Initial Member (as defined in the Operating Agreement) by UEH.  At any time that any Initial Member exchanges Units for shares of the Corporation’s Common Stock pursuant to the terms of the Operating Agreement, a like number of shares of Series A Preferred Stock shall be automatically canceled by the Corporation.

6.           Miscellaneous.

a.           Notices.  Any and all notices to the Corporation shall be addressed to the Corporation’s President or Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Delaware.  Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section prior to 5:30 p.m. Eastern time, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b.           Lost or Mutilated Preferred Stock Certificate.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation shall, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

c.           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 29th day of October, 2009.

ULTIMATE ESCAPES, INC.

By:	/s/ James M. Tousignant
Name: James M. Tousignant
Title: Chief Executive Officer